Exhibit 99.1

Schnitzer Steel and Hugo Neu Corporation Announce Separation of Scrap Joint Ventures

PORTLAND, ORE - June 9, 2005 - Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) and Hugo Neu Corporation today announced they have entered into a Master Agreement that provides for the separation and termination of various joint venture relationships. With the objective of providing an equitable division of the various joint venture operations, Hugo Neu will assume total ownership of the joint venture operations in New York, New Jersey and California, including the scrap processing facilities, marine terminals and related ancillary satellite sites, while Schnitzer will take over the joint ventures' various New England operations in Massachusetts, New Hampshire, Rhode Island and Maine, as well as acquire 100% ownership of the Hawaii operations of a Hugo Neu subsidiary and receive a payment of cash.

Pursuant to the Master Agreement:

■
A subsidiary of Schnitzer will acquire the 50% interests in various scrap metal joint ventures based in New England that are owned by a Hugo Neu subsidiary with the result that these joint ventures will become wholly-owned by a subsidiary of Schnitzer;

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Subsidiaries of Hugo Neu will acquire Schnitzer's 50% interests in various joint ventures based in New Jersey, New York and California with the result that these joint ventures will become wholly-owned by subsidiaries of HNC;

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Hugo Neu Schnitzer Global Trade LLC, a joint venture engaged primarily in scrap metal trading, will be split, with HNS Global Trade redeeming Schnitzer’s 50% membership interest in it in exchange for the assets and liabilities of HNS Global Trade’s trading business in Russia, Poland, Denmark, Finland, Norway and Sweden;

■	A subsidiary of Schnitzer will acquire Hugo Neu’s wholly-owned scrap metal and green waste recycling business in Hawaii;

■	A subsidiary of Hugo Neu will pay a subsidiary of Schnitzer approximately $52 million in cash at closing;

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Schnitzer and Hugo Neu and certain of their affiliates will enter into a number of related agreements governing, among other things, employee transitional issues, benefit plans, scrap sales and other transitional services; and

■	Schnitzer, Hugo Neu and certain of their affiliates will execute and deliver mutual global releases.

In order to provide for an equitable division of joint venture assets and liabilities, the companies evaluated and divided the business primarily using historical earnings trends.

The Master Agreement has been approved by the Board of Directors of each of Schnitzer Steel and Hugo Neu and the transactions contemplated by the Master Agreement are subject to a number of conditions, including obtaining certain third party consents, permit amendments or transfers, Hugo Neu obtaining financing sufficient to fund the cash payment to be made to Schnitzer and the repayment of certain existing indebtedness, and other customary closing conditions. With respect to the financing contingency, Hugo Neu has confirmed to Schnitzer that it has entered into a definitive credit agreement sufficient to provide the required financing, subject to customary closing conditions. The parties currently expect that the closing of the transaction will occur in the third calendar quarter of 2005.

Conference Call

Schnitzer’s Chairman Kenneth M. Novack and CEO John D. Carter will host a brief analyst/investor conference call and Internet webcast at 8:00 AM Pacific Time today, June 9. Supporting slides for the call will be available on Schnitzer’s web site at http://www.schnitzersteel.com. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial (866) 800-8652, participant passcode 83756267. International callers may dial (617) 614-2705, participant passcode 83756267. A listen-only live broadcast of the call also will be available on the investor relations page of the company's Website at www.schnitzersteel.com. There, it will be archived and available for 12 weeks. The call will be available for replay for seven days. The replay number is (617) 801-6888, passcode 96533569.

About Hugo Neu Corporation

Hugo Neu Corporation, headquartered in New York City, is a privately owned company founded in 1947 by the late Hugo Neu and led by his son, John L. Neu. HNC is primarily engaged in the metal recycling and industrial real estate businesses, both directly and through its subsidiaries and joint ventures. With principal operations located in the two largest metropolitan areas of the United States—New York City and Los Angeles—HNC, after the split with Schnitzer, will remain the largest exporter and one of the largest recyclers of steel scrap in the nation. HNC currently recycles all of New York's post–consumer metal, plastic and glass.

For information about Hugo Neu Corporation, go to www.hugoneu.com.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a leading self-service used auto parts retailer with 30 locations in the U.S. and Canada, and manufacturer of finished steel products. The Company, prior to the split with its joint venture partners, processes approximately 5.2 million tons of recycled ferrous metals per year as well as brokers nearly 3.0 million tons through various brokerage arrangements. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States. For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.

Certain statements in this press release are "forward-looking statements" within the meaning of U.S. federal securities laws. Schnitzer Steel Industries, Inc. intends that these statements be covered by the safe harbors created under these laws. These forward-looking statements include, but are not limited to, statements about the transactions contemplated by the Master Agreement, including the anticipated timing of the closing. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results or events to differ materially from future results or events expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in these forward-looking statements include the timing of the satisfaction of the conditions to closing under the Master Agreement and other factors and events, some of which are discussed in the Annual Report of Schnitzer Steel Industries, Inc. on Form 10-K for the most recently ended fiscal year. Many of these factors and events are beyond Schnitzer's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. Schnitzer Steel Industries does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

CONTACT:

For Schnitzer Steel:
The Abernathy MacGregor Group
Jim Lucas / 213-630-6550
or
Gard & Gerber
Jessica Poundstone / 503-552-5009
David Dugan / 503-552-5008

For Hugo Neu Corporation:
The PR Consulting Group
Jim Haggerty,  212-683-8100, ext. 224; cell 917-453-1510
Stephanie Olijnyk, 212-683-8100, ext. 226; cell 646-285-8130